March 2, 2004

Bank of America

Management's Assertion Concerning Compliance with USAP Mininium Servicing Standards


As of and for the year ended December 31, 2003, the Mortgage division of Bank of America, N.A. (the "Company"), has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single
Attestation Program for Mortgage Bankers ("USAP").
As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $340,000,000 and $270,000,000, respectively.


/s/ Kevin M. Shannon
President
Consumer Real Estate
Bank of America, N.A.

/s/ Aashish Kamat
Senior Vice President and
Managing Director
Bank of America, N.A.

/s/J. Mark Hanson
Senior Vice President


/s/ H. Randall Chestnut
Senior Vice President
Bank of America, N.A.

/s/ Gary K. Bettin
Senior Vice President and
National Servicing Executive
Bank of America, N.A.